Exhibit 10.1

TERM SHEET

October 16, 2023

After significant discussions and negotiations between UCG, Inc., a Delaware corporation (“UCG”), the owner and holder of approximately 387,000,000 shares of common stock, par value $0.0001 per share, of World Health Energy Holdings, Inc. (“WHEN”), which represents approximately seventy-five percent (75%) of the outstanding shares of WHEN common stock (the “WHEN Shares”), and Cuentas, Inc., a Florida corporation whose common stock is listed on The Nasdaq Capital Market under the ticker symbol CUEN (“Cuentas”, collectively with UCG, the “Parties”), UCG and Cuentas agree to the following terms and conditions regarding the sale and transfer by UCG to Cuentas of the WHEN Shares and in consideration thereof, Cuentas shall issue to UCG the Cuentas Consideration Shares, as defined below.

Share Exchange:	UCG shall transfer to Cuentas the WHEN Shares, free and clear of liens, claims, and encumbrances, and simultaneously in consideration thereof, Cuentas shall issue to UCG shares of Cuentas common stock in a number equal to fifty percent (50%) of the total issued and outstanding shares of common stock of Cuentas, calculated on a post-issuance and fully diluted basis, with shares to be issued free and clear of liens, claims, and encumbrances (the “Cuentas Consideration Shares”).

Closing Date:	The Parties shall simultaneously exchange the WHEN Shares and the Cuentas Consideration Shares at closing (the “Closing”), which shall be subject to the usual and customary conditions and requirements, and the Parties shall use their best good faith efforts to close as soon as practicable but not later than December 15, 2023, unless extended in writing signed by the Parties.

Conditions Precedent

To Closing:	The following are conditions precedent to Closing:

i.	The Parties’ execution of a Definitive Stock Issuance and Purchase Agreement and a stockholders agreement (collectively, the “Definitive Agreements”) incorporating the material terms of this Term Sheet and such other terms, conditions, and warranties and representations customary in stock purchase agreements, said agreement to be completed on or before expiration of the 45-day Diligence Period;

ii.	Procurement by Cuentas of all required corporate approvals, including shareholder approval;

iii.	Approval by the Nasdaq Stock Market LLC (“Nasdaq”) of the following: (A) this Term Sheet, including approval of the Definitive Agreements, as defined below; (B) the issuance and sale the Cuentas Consideration Shares, (C) the contemplated transaction and (D) any and all disclosures required under applicable law or by Nasdaq;

iv.	Filing with the SEC of a registration statement on Form S-4 and any and all other necessary forms or disclosures as may be required by Nasdaq regarding the resale of the Cuentas Consideration Shares;

v.	Cuentas has obtained an independent third-party appraisal of the value of the WHEN shares.

vi.	The grant by the Nasdaq Stock Market of an extension at least through April1, 2024 for Cuentas to comply with Nasdaq’s minimum stockholder equity requirements;

vii.	Each party’s satisfactory completion of due diligence pursuant to the due diligence section below; and

viii.	there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise), or assets of either party after execution of this Term Sheet.

Funding :	Upon Closing, WHEN will be a majority owned subsidiary of Cuentas indirectly held through UCG’s holdings in WHEN, and the Board of Directors of and executive management of WHEN (the “WHEN Board and Executives”), shall develop a detailed and granular business plan and operating budget, including sources and uses of cash, to fund and grow WHEN’s operations and revenues, including the integration where practicable of the WHEN and Cuentas product

Reverse Split:	Following the execution of this Term Sheet, WHEN shall proceed to obtain the necessary regulatory approval of a reverse stock split of its outstanding common stock.

Exclusivity:	Each of Cuentas and WHEN, on its own behalf and on behalf of its affiliates, directors, officers, partners, employees, advisors, agents and representatives, agrees that until termination of this Term Sheet, it will not, directly or indirectly, (a) make, solicit or encourage any offer, or otherwise provide any assistance in any way in aid of any offer or proposal, (b) engage in any negotiations or discussions with any person or (c) provide any information to, or otherwise cooperate in any way with, any person, for the sale, lease or transfer (or similar transaction) of all or a material part of its business or assets or that of any subsidiary, or any equity interests therein or in any subsidiary, to any person or entity other than the other party hereto, except notwithstanding anything to the contrary in this provision or this Agreement, Cuentas shall retain its sole discretion to regarding the Brooksville real estate project, including without limitation, whether to sell, hold, or refinance said project.

Side Letter:	Each of Giora Rozensweig, the interim CEO of WHEN, George Baumeohl, a director of WHEN and a principal of UCG, Arik Maimon, CEO and President of Cuentas and Michael De Prado, the President of Cuentas shall enter into Stockholders Agreement which is currently being negotiated pursuant to which the parties thereto will agree to certain matters relating to the management of Cuentas (subject to further modifications to such form of agreement).

Cuentas Board:	At the Closing, subject to the terms and conditions of the Definitive Agreements, the board of directors of Cuentas (the “Cuentas Board”) shall be increased to nine members, four of the insider directors which shall be designated by each of UCG and the Cuentas Shareholders as those terms are defined in the Definitive Agreements, with each of UCG and the Cuentas Shareholders designating two members, with the remaining five independent directors on the Cuentas Board to be nominated by mutual agreement of UCG and the Cuentas Shareholders.

Management

Positions:	At the Closing, subject to the terms and conditions of the Definitive Agreements, the Cuentas Board may enter into employment agreements with current WHEN officers and directors for employment in senior management positions in Cuentas, for example, it is currently contemplated that Giora Rozensweig, the interim CEO of WHEN, shall be designated as co-Executive Chairman of the Cuentas Board, on the same terms and conditions as the current Cuentas Chairman and CEO, and/or co-CEO of Cuentas and an additional WHEN designated person shall serve in a senior capacity as an officer of Cuentas.

Termination:	Either UCG or Cuentas shall have the right terminate this Term Sheet if the Closing does not occur on or before the Closing Date or the Parties are unable to enter into a definitive Stock Purchase and Issuance Agreement before expiration of the 45-day Diligence Period.

Binding Term

Sheet:	The parties contemplate that the terms in this Term Sheet shall be binding and enforceable on the parties hereto, subject to the due diligence and satisfaction of the above conditions precedent, and the parties shall use their best good faith efforts to negotiate and execute definitive transactional documents consistent with the terms and conditions in this Term Sheet.

Due Diligence:	For a 60-day period following execution of this Term Sheet (the “45-day Diligence Period”), the parties shall mutually share any and all relevant financial and operational information as requested by the respective party and use their best good faith efforts to satisfy one another’s reasonable information requests. If a party elects not to go forward with the contemplated transaction as a result of its due diligence, said party must provide written notice setting forth in as much detail as practicable the specific issue of concern, and the parties shall negotiate in good faith whether said issue is capable of resolution through specific action that the other party may elect to take. If the parties are unable to resolve the issue, either party may elect to terminate this term sheet and further efforts to consummate the contemplated transaction.

Confidentiality:	Because parties intend to share confidential and sensitive financial and operational information as part of due diligence the parties will execute customary confidential agreements inclusive of the directors, officers, and employees.

Governing Law:	This Term Sheet shall be governed by the laws of the State of Florida without regard to the conflict of laws thereof are and venue of any dispute shall be in the United States District Court for the Southern District of Florida or the Circuit Court in and for Miami-Dade County.

Counterparts and

Copies.	This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signature pages sent by email shall be binding as though they are originals.

Waiver of Jury Trial	EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

If the foregoing is acceptable and sets forth our mutual understandings concerning these matters, please indicate your approval by signing, dating, and returning a copy of this letter of intent to the undersigned on or before 5:00 p.m., Eastern Time, on October 17, 2023.

UCG, INC.		CUENTAS INC.

By:	/s/ Giora Rosensweig	By:	/s/ Arik Maimon
Name:	GIORA ROSENSWEIG	Name:	ARIK MAIMON
Title	CEO	Title:	CEO